WAIVER AND CONSENT
SILICA TECH, LLC

1.
Membership. The undersigned (“Investor”) represents that it is a member of Silica Tech, LLC, a Connecticut limited liability company (the “Company”) which is governed by the limited liability company agreement dated as of August 25, 2008, as amended (the “LLC Agreement”).  Investor’s capital account in the Company as of the date hereof is set forth on Exhibit A.

2.
Consent to Conversion.  The undersigned acknowledges that the Company intends to convert the Company into a Delaware corporation pursuant to the Delaware General Corporate Law (such conversion being the “Conversion” and such successor entity being the “Corporation”) and to file a registration statement on Form S-1.  In connection therewith, Investor hereby irrevocably consents to the Conversion and the S-1 filing on the following terms and conditions and agrees that such conversion is fair and in the best interests of the Company and the Company’s members:

a.
The Company will effect the Conversion at a Company valuation of USD $20,000,000 and that the Corporation will issue a total of 13,333,333 shares of the Corporation’s common stock (“Common Stock”) (including common stock issuable upon conversion of preferred stock, if any) in exchange for all outstanding membership interests in the Company, for a per share valuation of USD $1.50 per share (the “Conversion Price”);

b.	Accordingly, pursuant the Conversion, Investor’s membership interest in the Company shall be converted into the number of shares of Common Stock set forth on Exhibit A;

c.
To effect the Conversion, the Company shall have the right to issue a different number of aggregate shares in exchange for such interests, adjusting the Conversion Price and number of shares received by Investor pro rata, while retaining the same total valuation and Investor’s proportionate interest as of the date hereof;

d.
The Corporation shall issue to Investor warrants to purchase the number of shares of the Corporation’s common stock specified on Exhibit A as shares issuable upon exercise of warrants, with a per share exercise price which is equal to the Conversion Price (the “Warrants”), provided, however, that in the event that the Conversion Price is not equal to USD $1.50, the warrants shall instead entitle the holder to purchase such number of shares which when multiplied by the Conversion Price shall equal 15% of Investor’s investment amount; and

e.	All warrants shall expire on the third anniversary of the date of issue and shall contain customary terms and conditions;

3.
Waiver. Without limitation, in connection with the Conversion, Investor hereby waives any proprietary rights to preferential payments, priority or other rights set forth in the LLC Agreement, the Company’s offering memorandum, or the subscription agreement between the company and Investor, and affirms that the Conversion and the issuance of the Warrants to the Investor, together with other good and valuable consideration, constitute sufficient consideration for Investor’s consent and waiver hereunder.

4.	Entire Agreement. This document contains the entire agreement of the parties with respect to the subject matter hereof, and shall supersede any and all other agreement.

5.	Cooperation. Investor agrees to execute any and all other documents, and to take any other action or corporate proceedings, which may be necessary or desirable to effect the Conversion.

6.
Governing Law and Dispute Resolution. This Waiver and Consent shall in all respects be governed by and construed in accordance with, the laws of the State of Delaware.  Any controversy, claim or dispute arising out of or relating to the construction, interpretation, performance, breach, termination, enforceability or validity of this Agreement or the arbitration provisions contained herein, including without limitation the determination of whether a party has waived its rights to arbitration hereunder or the enforceability of the arbitration provisions hereunder, shall be determined by arbitration in accordance with the rules of the American Arbitration Association.  The arbitration shall take place in New York, New York.

7.
Release.  In respect of the above consideration, Investor, for itself and its executors, agents, administrators and representatives, hereby voluntarily, irrevocably and unconditionally releases, acquits and forever discharges the Company and Silica Tech Holdings LLC, its present sole manager, and its present and former subsidiaries, affiliates and divisions, and their respective present and former officers, directors, employees, shareholders, consultants, attorneys, advisors, agents, successors and representatives, and all persons acting by, through, under or in concert with any of them, and any successors and assigns (whether any of the aforementioned individuals were acting as agents for the Company or its subsidiaries, affiliates or divisions, or in their individual capacities) (collectively, the “Released Parties”) from any and all claims, demands, and causes of action which Investor or its heirs, executors, administrators or personal representatives now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, in each case to the extent relating to the consummation of the Conversion, other than with respects to enforcement of the rights of Investor described herein as rights of Investor in connection with the Conversion.

8.
REPRESENTATION BY COUNSEL. INVESTOR ACKNOWLEDGES THAT INVESTOR HAS BEEN REPRESENTED BY SUCH LEGAL AND TAX COUNSEL AND OTHER PROFESSIONALS, EACH OF WHOM HAS BEEN PERSONALLY SELECTED BY INVESTOR, AS INVESTOR HAS FOUND NECESSARY TO CONSULT CONCERNING THE TERMS AND CONDITIONS SET FORTH HEREIN, AND SUCH REPRESENTATION HAS INCLUDED AN EXAMINATION OF ALL APPLICABLE DOCUMENTS AND AN ANALYSIS OF ALL TAX, FINANCIAL, AND SECURITIES LAW ASPECTS THEREOF DEEMED TO BE NECESSARY. INVESTOR, TOGETHER WITH INVESTOR’S COUNSEL, INVESTOR’S ADVISORS, AND SUCH OTHER PERSONS, IF ANY, WITH WHOM INVESTOR HAS FOUND IT NECESSARY OR ADVISABLE TO CONSULT, HAVE SUFFICIENT KNOWLEDGE AND EXPERIENCE IN BUSINESS AND FINANCIAL MATTERS TO EVALUATE THE TERMS AND CONDITIONS SET FORTH IN THIS WAIVER AND CONSENT TO MAKE AN INFORMED INVESTMENT DECISION WITH RESPECT THERETO.

ALTERNATIVELY, INVESTOR HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL AND ADVISORS AND HAS DECLINED TO DO SO. INVESTOR HAS BEEN GIVEN THE OPPORTUNITY FOR A REASONABLE TIME PERIOD PRIOR TO EVALUATE THIS WAIVER AND CONSENT AND ASK QUESTIONS OF THE COMPANY IN CONNECTION THEREWITH.

[REMAINDER INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Investor has executed this Waiver and Consent as of the date set forth below.

[Investor Name]

____________________
Date:___________

Investor Address:

____________________
____________________
____________________
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Silica Tech, LLC hereby agrees to provide the consideration described hereunder to Investor pursuant to the terms and conditions set forth herein.

SILICA TECH, LLC

        /s/ Steven Phillips
By: Managing Director

Date: 10/22/08

Exhibit A

Investor Name:

Investment Amount	$
$

Number of Shares of Common Stock to be received by Investor at the Conversion:

Round of Investment in which Investor Participated:

Amount of Investor Premium:	$

Timing of Premium Payment:

Total Number of Shares issuable upon exercise of Investor’s Warrants: